                        CONSENT OF INDEPENDENT AUDITORS


We have issued our report dated June 26, 2000, accompanying the consolidated financial statements of Isonics Corporation and Subsidiaries appearing in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thorton LLP


San Jose, California
January 15, 2001